March 10, 1997

Corporate Trust Department
State Street Bank and Trust Company
2 International Place
Boston, Massachusetts 02110

         CS First Boston Commercial Mortgage Pass-Through Certificates
                                Series 1995-AEW1


                             OFFICER'S CERTIFICATE


Pursuant to the requirements of that certain Pooling & Servicing Agreement governing the referenced Trust, it is hereby certified that (i) the undersigned has completed a review of the Servicer's performance of its obligations under the PSA for the current calendar year; (ii) to the best of the undersigned's knowledge, on the basis of that review the Servicer has fulfilled all of its obligations under the PSA throughout such period (iii) to the best of the undersigned's knowledge, the sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects; and (iv) no notice has been received from any governmental agency or body which would indicate a challenge or question as to the status of the Trust's qualification as a REMIC under the Code.

/s/ Charles J. Sipple       3-11-97
Charles J. Sipple             Date
Senior Vice President



/s/ Paula J. Mickelson      3-11-97
Paula J. Mickelson            Date
Assistant Secretary


cc:  Allen Baum, Christina Navasimhan & Warren Ashenmil
     CS First Boston Mortgage Securities Corp.
     55 East 52nd Street
     New York, NY  10055



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